Exhibit 3.26

Number: BC0893193

CERTIFICATE

OF

AMALGAMATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that 0888046 B.C. LTD., incorporation number BC0888046, and TERRANE METALS CORP., incorporation number C0756461 were amalgamated as one company under the name 0888046 B.C. LTD. on October 20, 2010 at 10:00 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On October 20, 2010 RON TOWNSHEND Registrar of Companies Province of British Columbia Canada